Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

SeaStar Medical Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	650,447	(1)	$7.185	(2)	$4,673,462	(2)	$0.0001476	$689.81	―	―	―	―

	Total Offering Amounts							$4,673,462	(2)	–	$689.81

	Total Fees Previously Paid							–		–	—

	Total Fee Offsets							–		–	—

	Net Fee Due							–		–	$689.81

(1)

Represents 650,447 shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that will be offered for resale by the selling securityholder named in this registration statement pursuant to the prospectus contained in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include an indeterminable number of additional shares of Common Stock that may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the high and low prices for a share of the registrant’s Common Stock reported on June 28, 2024, which date is a date within five business days prior to the filing of this registration statement.